UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 13, 2016

AGRITEK HOLDINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-15673	20-8484256
(Commission File Number)	(IRS Employer Identification No.)

777 Brickell Avenue, Suite 500 Miami, FL	33131
(Address of principal executive offices)	(Zip code)

(310) 205-2560
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

LG Capital Funding, LLC.

On December 13, 2016, the Company completed the closing of a private placement financing transaction (the “Transaction”) with LG Capital Funding, LLC (“LG”), pursuant to a Securities Purchase Agreement (the “LG Purchase Agreement”). Pursuant to the LG Purchase Agreement, LG purchased two 8% Convertible Redeemable Notes (the “LG Notes”) in the aggregate principal amount of $65,525.00, comprised of two notes in the amount of $32,812.50 each. The first note was paid for by LG on December 14, 2016, whereby the Company received proceeds of $30,812.50 which excluded transaction costs, fees, and expenses and the second note was paid for by the issuance of an offsetting $32,812.50 Collateralized Secured Promissory Note (the “CSPN”) issued by LG to the Company.

Principal and interest is due and payable December 13, 2017, and the LG Notes are convertible into shares of the Company’s common stock at any time at the discretion of LG at the lowest closing bid price during the eighteen (18) prior trading days including the day upon which a notice of conversion is received by the Company multiplied by fifty eight percent (58%), representing a forty two percent (42%) discount.

Also on December 13, 2016, the Company and LG terminated the January 19, 2016, Securities Purchase Agreement (the Jan SPA”). The parties agreed to terminate the Jan SPA, whereby the unfunded balance of $32,812.50 is also terminated.

St. George Investments LLC

On December 14, 2016, the Company received $50,000, for payment of principal and on December 15, 2016, received $616 of interest due from Investor Note #1 (“Note #1”) from St. George Investments LLC (“Investor”). Note #1 was issued by Investor pursuant to the Securities Purchase Agreement dated October 31, 2016, by and between the Company and the Investor, pursuant to which the Company issued to Investor a Convertible Promissory Note (the “CPN”) in the principal amount of $555,000. The CPN matures on August 31, 2017 (the “Maturity Date”) and carries a ten percent (10%) per annum interest rate. The Investor can convert any outstanding amount at anytime after funding at a conversion price of $0.05 per share. Beginning April 30, 2017, and on the same day of each month thereafter until the Maturity Date the Company shall make installment payments of $111,000 plus any accrued and unpaid interest. If the Company elects to pay the installment payment in shares of common stock, the conversion price shall be the lesser of $0.05 or 60% of the lowest intra-day price during the twenty (20) trading days immediately preceding the conversion. To date the Company has received $150,000 and recorded $170,000 of principal of convertible note payable to Investor, including $15,000 of original issue discount and $5,000 transaction costs.

In conjunction with the issuance of Note #1 on October 31, 2016, the Company issued Warrant #2 to Purchase Shares of Common Stock (Warrant #2”) of the Company. Warrant #2 is exercisable only when the full outstanding balance of Note #1 has been paid to the Company. Since Note #1 was paid on December 14, 2016, Warrant #2 is now exercisable and expires October 31, 2021. The number of shares of common stock to be purchased (the “Warrant Shares”) is equal to $27,500.00 divided by the Market Price (65% of the average of the three lowest closing bid prices in the twenty (20) trading days immediately preceding the applicable date of exercise), with an exercise price of $0.05. Both the Warrant Shares and exercise price are subject to adjustments pursuant to terms and conditions of Warrant #2.

The foregoing description of the LG Purchase Agreement, the LG Notes, the CSPN, the Jan SPA, Note #1 and Warrant #2 does not purport to be complete and is qualified in its entirety by reference to the full text of each document, which are filed as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, 10.6 and 10.7, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 2.03.

ITEM 3.02	UNREGISTERED SALES OF EQUITY SECURITIES.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02. The securities were issued in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended. The investor represented that it was an accredited investor, as defined in Rule 501 of Regulation D, and that it was acquiring the securities for its own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Act.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

10.1	Securities Purchase Agreement dated December 13, 2016 by and between Agritek Holdings, Inc. and LG Capital Funding, LLC.
10.2	Convertible Redeemable Note dated December 13, 2016, by and between Agritek Holdings, Inc. and LG Capital Funding, LLC.
10.3	Convertible Redeemable Note Back End dated December 13, 2016, by and between Agritek Holdings, Inc. and LG Capital Funding, LLC.
10.4	Collateralized Secured Promissory Note dated December 13, 2016, by and between Agritek Holdings, Inc. and LG Capital Funding, LLC.
10.5	Termination Agreement dated December 13, 2016 by and between Agritek Holdings, Inc. and LG Capital Funding, LLC.
10.6	Investor Note #1 dated October 31, 2016, by and between Agritek Holdings, Inc. and St. George Investments LLC.
10.7	Warrant #2 dated October 31, 2016, by and between Agritek Holdings, Inc. and St. George Investments LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGRITEK HOLDINGS, INC.

Date: December 19, 2016	By:	/s/ B. Michael Friedman
B. Michael Friedman Interim Chief Executive Officer